Exhibit 99.1

Repligen Reports First Quarter Fiscal Year 2012 Financial Results, July 27, 2011

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453
FOR IMMEDIATE RELEASE	Telephone: 781-250-01111 Telefax: 781-250-0115

CONTACT:

Laura L. Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports First Quarter Fiscal Year 2012 Financial Results

WALTHAM, MA – July 27, 2011 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2012, ended June 30, 2011. Total revenue for the first quarter was $7,654,000 compared to total revenue of $7,010,000 for the first quarter of fiscal year 2011, an increase of $644,000 or 9%. Bioprocessing product revenue for the first quarter was $4,358,000 compared to $4,269,000 for the first quarter of fiscal year 2011. Royalty and research revenue for the first quarter, consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®, was $3,295,000 compared to $2,741,000 for the first quarter of fiscal 2011. This increase in royalty and research revenue is largely due to an increase in Orencia® sales as well as an increase in research grants which offset research and development expenses.

Operating expenses for the first quarter were $7,775,000 compared to $6,121,000 for the first quarter of fiscal year 2011. This increase in operating expenses includes a one-time milestone payment of $500,000 associated with the filing of our Investigational New Drug Application for our spinal muscular atrophy program. In addition, selling, general and administrative expenses increased by $500,000 and include increased commercial activities related to our bioprocessing business and pre-commercial activities for RG1068. The net loss for the first quarter was $56,000 or $0.00 per diluted share, compared to a net income for the first quarter of fiscal year 2011 of $988,000 or $0.03 per diluted share. Cash, cash equivalents and marketable securities as of June 30, 2011 were $58,625,000 compared to $61,503,000 as of March 31, 2011. This decrease in cash was due primarily to temporary changes in working capital due to the timing of customer payments that were received after June 30, 2011.

“This quarter has been marked by the accomplishment of numerous clinical and regulatory milestones,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We initiated a Phase 1 clinical trial of RG3039 for spinal muscular atrophy and a pilot study of RG1068 in combination with MRI and CT for detection of pancreatic cancer. In addition, we concluded our pre-NDA meeting with FDA for RG1068 for pancreatic imaging and we received Fast Track designation and EU orphan recommendation for RG3039 for spinal muscular atrophy.”

Repligen Reports First Quarter Fiscal Year 2012 Financial Results, July 27, 2011

Corporate Update

RG1068 (SecreFlo™) for Pancreatic Imaging

We are developing RG1068 (SecreFlo™) to improve detection of pancreatic duct abnormalities in combination with magnetic resonance imaging (MRI) in patients with pancreatitis. We have completed a Phase 3 clinical trial and we plan to submit a New Drug Application for marketing authorization in the U.S. as well as the equivalent regulatory filings in Europe and Canada later this year. We intend to build a targeted sales force to commercialize SecreFlo™ in the U.S. and to secure commercial partners or distributors to sell the product outside of the U.S. In addition, we will seek to acquire products that are complementary to SecreFlo™, which can be sold by our sales force. There are approximately 300,000 MRI procedures conducted in patients with pancreatitis in the U.S. and Europe each year that could directly benefit from the addition of SecreFlo™. Last week, we announced that the first patient has been enrolled in a pilot study to evaluate the ability of SecreFlo™ to improve detection and characterization of pancreatic cancer in combination with MRI and computed tomography (CT). Early detection of pancreatic cancer will increase the identification of patients who are candidates for surgery and may improve patient outcomes. There are approximately 250,000 people worldwide diagnosed with pancreatic cancer each year.

Expanding and Diversifying the Bioprocessing Business

For more than ten years, we have been a leading supplier to the biopharmaceutical industry of products based on recombinant Protein A, a key consumable used in the manufacture of most monoclonal antibody drugs. We have historically sold Protein A products to the major manufacturing product suppliers who sell directly to the end-user customer. We are currently expanding our commercial infrastructure to support our initiative to increase sales of our proprietary products directly to end-user customers. We have received significant customer interest in our initial Opus™ products, and we are currently investing in the expansion of this product line. Opus™ is a single-use chromatography column provided in a format that is ready for use in the production of biologics enabling increased efficiency in manufacturing. We will seek to acquire additional commercial bioprocessing products which can be sold to our customers to create the opportunity for more rapid revenue growth.

Orphan CNS Drugs

We are developing RG3039 for Spinal Muscular Atrophy (SMA) and RG2833 for Friedreich’s ataxia (FA) which are serious and debilitating neurodegenerative diseases typically diagnosed in childhood. SMA and FA are characterized by a defect in a single gene which results in diminished production of a key protein. The drugs we are developing are the first to target the core genetic defects in SMA and FA and if successful, have the potential to significantly alter the course of these diseases. This quarter we initiated a Phase 1 clinical study with RG3039 in up to 40 healthy volunteers. This is the first clinical trial of a novel drug specifically designed to treat SMA and the first treatment approach which seeks to increase levels of the deficient protein SMN. In addition, we also received Fast Track designation from the FDA and EU orphan recommendation for RG3039 for SMA this quarter. We have filed the regulatory documents in Europe required to initiate clinical trials of RG2833 in patients with Friedreich’s ataxia later this year. We are currently engaged in discussions with pharmaceutical companies to explore whether a partnership would accelerate the global development and ultimately maximize the commercial potential of these programs. There are approximately 20,000 patients in the U.S. and Europe with SMA and 15,000 patients with FA worldwide, a combined market opportunity greater than $1 billion.

Repligen Reports First Quarter Fiscal Year 2012 Financial Results, July 27, 2011

Conference Call

Repligen will host a conference call and webcast today, July 27, at 10:00 a.m. EDT, to discuss our first quarter fiscal year 2012 financial results and fiscal year 2012 financial expectations and to provide a quarterly update. This call is being webcast by Thomson/CCBN and can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast, you may listen live by calling (800) 638-4817 for domestic calls and (617) 614-3943 for international calls. Participants must provide the following passcode: 99757390. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call on Repligen’s website www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on building an integrated company by developing and marketing innovative drugs that deliver the benefits of protein therapies in the fields of neurology and gastroenterology. We have a core competency in the development and manufacturing of biologics products, which is the basis for our bioprocessing business and we have out-licensed certain biologics intellectual property, which provide ongoing sources of revenue. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

Repligen Reports First Quarter Fiscal Year 2012 Financial Results, July 27, 2011

REPLIGEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,
	2011	2010
Revenue:
Product revenue	$4,358,392	$4,268,812
Royalty and other revenue	3,295,333	2,741,060

Total revenue	7,653,725	7,009,872

Operating expenses:
Cost of product revenue	1,552,809	1,265,750
Cost of royalty and other revenue	415,870	371,741
Research and development	3,517,461	2,695,048
Selling, general and administrative	2,289,118	1,788,238

Total operating expenses	7,775,258	6,120,777

Income (loss) from operations	(121,533)	889,095
Investment income	65,936	98,958

Income (loss) before income taxes	(55,597)	988,053
Income tax (benefit) provision	—	—

Net income (loss)	$(55,597)	$988,053

Earnings (loss) per share:
Basic	($0.00)	$0.03

Diluted	($0.00)	$0.03

Weighted average shares outstanding:
Basic	30,812,257	30,767,585

Diluted	30,812,257	30,926,096

	June 30, 2011	March 31, 2011
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$58,624,669	$61,503,265
Working capital	48,505,852	51,220,892
Total assets	71,605,529	72,293,990
Long-term obligations	576,527	584,162
Accumulated deficit	(118,020,211)	(117,964,614)
Stockholders’ equity	67,313,125	67,086,704

*	does not include restricted cash

T This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding future financial performance and position, the possibility of seeking a collaboration partner for RG1068, management’s strategy, plans and objectives for future operations, including the ability to increase revenue and expand the business through acquisition(s) and/or collaboration(s), plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual

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